EXHIBIT 10.1

ROYALTY RIGHTS AGREEMENT

This Royalty Rights Agreement (“Agreement”) is made and entered into this ____ day of ________________, 2010, by and between Moving Box Entertainment, LLC, its successors and assigns, a North Carolina limited liability company of 222 East Jones Avenue, Wake Forest, North Carolina 27587 (“Moving Box”), and Garrett, LLC, its successors and assigns, a Kentucky limited liability company of 3505 Castlegate Court, Lexington, Kentucky 40502, Ian McKinnon, #2302, 4801 Bonita Bay Boulevard, Bonita Springs, Florida 34134, and Brad Miller, PO Box 487, Hamilton, Indiana 47642 (Garrett, LLC, Ian McKinnon, and Brad Miller are hereinafter collectively referred to as “Investors”).

WHEREAS, Moving Box is a production company in the business of producing, developing and exploiting various media projects such as movies, documentaries, television programs, and audio programs for use and application in the entertainment marketplace; and

WHEREAS, Moving Box desires to produce a movie entitled “A Box for Rob”, and further desires to sell, lease, license, distribute and syndicate the movie and develop other related media products and platforms related to “A Box For Rob” as a for-profit enterprise (the movie and development of other related media products and platforms and the, sale, lease, license, distribution, and syndication for profit are hereinafter collectively referred to as the “Project”); and

WHEREAS, Moving Box desires to grant and convey royalty rights in and to the  Project in return for funding; and

WHEREAS, the Investors desire to provide funding for the Project in return for royalty rights in and to the Project, all under the terms and conditions set forth herein.

NOW, THEREFORE, for an in consideration of the funds provided by the Investors and the royalty granted by Moving Box, and in further consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged by all parties, Moving Box and the Investors agree as follows:

1. FUNDING AND INVESTORS.   As of the execution of this Agreement, the Investors have paid Moving Box the sum of $154,000.00 for use in the Project, the receipt of which is acknowledged by Moving Box.

1.1. Royalty Ownership. The Royalty reserved and granted in § 2.2 herein shall be owned and divided among the Investors, their heirs, executors, administrators, successors and assigns as follows:

Name and Address	Contribution	Royalty Percentage Interest

GARRETT, LLC	$25,000	16.23%
3505 Castlegate Court
Lexington, Kentucky 40502

Ian McKinnon	$104,000	67.53%
#2302, 4801 Bonita Bay Boulevard
Bonita Springs, Florida 34134

Brad Miller	$25,000	16.23%
PO Box 487
Hamilton, Indiana 47642

     2. REPAYMENT TO INVESTORS AND GRANT OF ROYALTY. Moving Box hereby agrees, represents and warrants to the Investors that it shall repay the Investors the amount of their contribution or investment and grants to the Investors the royalty under the terms set forth herein.

2.1. Definitions.  The following terms are defined for purposes of this Agreement as follows:

a. Content.       Any materials, products or assets relating to the Project which are or may be utilized or applied on any media platform and sold worldwide including, but not limited to, movies, DVDs, plays, soundtracks, storylines or screenplays, articles, adaptations, internet use or revenue, cell phone or mobile technologies or applications, books, games, articles or other written product, logos, images or taglines for use in merchandising, any form of merchandise, all rights, licenses, renewals, reissues and adaptations of the story or ideas relating to the movie or the Project in any media form, whether foreign or domestic, and including production or filming credits or incentives, recordings, and money received from any source, in any way related to “A Box For Rob” or concerning the Project during the term of this Agreement and including any and all reissues and releases.

b. Revenue.  All monies received by Moving Box from the worldwide sale, lease, license, release, distribution, syndication, theatrical release, theatrical and box office sales, residuals, renewals, reproductions in any format, pay-per-view, internet and mobile licensing fees or revenue, merchandising sales or licenses in any way related to the Content or Project.

c. Costs.  Out-of-pocket expenses and third party fees incurred by Moving Box for the manufacturing, distribution, syndication, sale, leasing or licensing of the Content, including third party distributor fees, manufacturing costs for DVD’s or other product, publication fees, and sales fees incurred by Moving Box and related to the manufacturing, distribution and syndication of the Content.  The term “Costs” excludes all production costs, wages and salaries in any form, including, but not limited to (i) actor and cinematography expenses, wages or fees, (ii) payments to contractors and related wages, salaries or expenses (iii) expenses related in any way to set production, rentals, equipment fees, equipment rentals, costume design, production, purchase or rental (iv) set, or prop rentals, (v) and any other costs or expenses related to the production of the movie and the Project. The term “Costs” shall further exclude any payment or obligation of Moving Box to the Investors or other persons or entities providing funds or loaning money to Moving Box or for the Project, or any other creditors of Moving Box, and excludes any and all salaries or distributions or any payments to Moving Box, its officers, owners, or directors.

d. Net Revenue.  Net Revenue means the Revenue less the Costs.

2.2. Repayment to Investors.  The Investors shall be repaid the amount of their investment by Moving Box, before payment to any other investors or creditors of Moving Box, the first $154,000.00 in Net Revenue received by Moving Box. The Investors shall be repaid simultaneously in accordance with, and in proportion to, their contribution and percentage of ownership set forth in § 1.1 of this Agreement.  Repayment to the Investors shall be made monthly and begin immediately upon the receipt of Net Revenue by Moving Box.

2.3. Royalty.  During the term of this Agreement, Moving Box hereby grants to the Investors collectively, an exclusive, worldwide and royalty bearing right and license to 40% of the Net Revenue derived, or in any way generated by, or related to, the Content and Project (“Royalty”).  Following the repayment to the Investors’ as set forth in § 2.2 above, Moving Box shall thereafter on a monthly basis pay and distribute the Royalty to the Investors in proportion to each investor’s contribution and percentage of ownership in the Royalty as set forth in § 1.1. Each Investors’ ownership interest or share in the Royalty shall be severable, alienable, inheritable, and assignable.

 3. REPORTS.  On or before the 10th day of each month during the term of this Agreement, Moving Box shall furnish each of the Investors at the place then fixed for the payment of the Royalty, a statement of Net Revenue and calculation of the Royalty paid for the preceding calendar month.

On or before the 10th day following each calendar quarter, Moving Box shall submit a statement to each of the Investors, satisfactory to the Investors in form and substance, and certified as correct by Moving Box’s president or chief executive officer, showing the amount of Revenue for such quarterly period, together with an itemization of all claimed Costs deducted therefrom in calculating the Net Revenue paid as Royalty during said quarter.  Said Quarterly statements shall be furnished to each of the Investors at the place then fixed for the payment of Royalties.

 Moving Box shall furnish to each of the Investors annual statements for said preceding calendar year, satisfactory to the Investors in form and substance, showing the amount of Revenue for such period together with an itemization of all claimed Costs deducted therefrom in calculating Net Revenue for purposes of the Royalty payments.  Said annual statements shall be furnished to each of the Investors at the place then fixed for the payment of royalties on or before the 30th day following the end of each calendar year.

 4. AUDIT RIGHTS.  Moving Box shall prepare and keep at its principal place of business for a period of not less than three (3) years (i) adequate books and records (conforming to generally accepted accounting practices, consistently applied) showing the Revenue, Costs, and Net Revenue for each month through the term of this Agreement, and (ii) all documents and data supporting the books and records of Moving Box including, but not limited to, receipts, invoices, cancelled checks, ledgers, account books, or any other supporting documentation or data.  The Investors, or their duly-authorized representative, may, during regular business hours, inspect the records of Moving Box concerning the Revenue, Costs, and calculation of Net Revenue and the Royalty payments, provided such inspection is commenced within three years after the receipt by the Investors of a certified quarterly statement or annual statement hereinabove required.  If the audit shall disclose a deficiency in Royalty payments for such period audited of less than 5%, Moving Box shall promptly pay to the Investors the Royalty due as a result of such deficiency, if any.  If such audit shall disclose a deficiency in Royalty payments of 5% or more, then Moving Box shall promptly pay the Investors the Royalty due on such deficiency, if any, together with interest at 8% per annum and Moving Box shall pay the costs and fees of such audit.

 5. TERM.  The term of this Agreement shall begin on the date of execution and shall continue for the full term of all applicable copyrights and trademarks, and all extensions and renewals thereof, concerning or in any way related to the Project or the Content, or for so long as the Project or Content produces any Revenue, whichever occurs last.

 6. MOVING BOX OBLIGATIONS.  Moving Box represents and warrants to the Investors that it shall meet the following responsibilities and obligations.

a. Moving Box shall be solely responsible for the production, sale, leasing, licensing, distribution, and syndication of the Content and all aspects of the Project, and shall be solely responsible for payment to actors, cinematographers, crew, contractors, lenders, governmental taxing authorities or any other creditors of any sort or nature.

b. Moving Box has obtained all rights and licenses to copyrights, trademarks, names and trade names, screenplays, authorship, ideas, intellectual property or work product necessary for the Project and Content.

c. Moving Box shall comply with all applicable laws, rules and codes and shall produce, market, sell, lease, license, promote and distribute the Content and conduct the Project in a professional and workmanlike manner and with due diligence all of a quality that is consistent with other producers or production companies in the industry of like experience and funding.

d. Upon written request from the Investors, Moving Box shall provide Investors with any requested information concerning the liabilities of Moving Box or any threatened liabilities, circumstances, or contingencies that have or may interfere with the Royalty payment to the Investors.

e. Upon written request from the Investors, Moving Box shall provide the Investors with written documentation and reports verifying and detailing the progress of the Project, including promotions, screenings, distributions, sales or any other developments concerning the Project, the Content, or otherwise impacting the Royalty due the Investors.

f. Moving Box represents and warrants that it has the right to undertake its obligations contained in this Agreement and to supply the marketplace and worldwide territory contemplated by this Agreement with the Content, and by doing so, does not and will not infringe on the intellectual property rights of any third party.

 7. INDEMNITY TO INVESTORS.  The Investors shall have no liability or responsibility other than the payment of funds to Moving Box as set forth in this Agreement.  Investors shall further have no liability or responsibility for any payments to any third parties or creditors of Moving Box, nor to any third party, contractor or employee for any personal injury or property damage arising out of the Project.  Nothing contained in this Agreement shall be construed to create a relationship between Moving Box and the Investors as a joint venture or partnership, and Moving Box hereby agrees to fully indemnify and hold Investors harmless, and to defend the Investors against any and all claims of any sort or nature arising out of the Project or Content.

 8. SERVICE OF NOTICE.  Any written notice in connection with this Agreement shall be sent by certified mail, return receipt requested, or overnight mail with delivery confirmation to the following addresses.  Nonetheless, a written notice or other communication actually received and verified by the receiving party as having been received shall be adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address.

Moving Box Entertainment, LLC
222 East Jones Avenue
Wake Forest, North Carolina  27587
Attention:  Michael Davis

Investors:

GARRETT, LLC
3505 Castlegate Court
Lexington, Kentucky 40502
Attention:  Mike Heitz and Cory Heitz

Ian McKinnon
#2302, 4801 Bonita Bay Boulevard
Bonita Springs, Florida 34134

Brad Miller
PO Box 487
Hamilton, Indiana 47642

 9. ENTIRE AGREEMENT.  This document contains the entire Agreement between the parties regarding the matters contained herein and constitutes the final, complete and exclusive statement of the Agreement between the parties with respect to the subject matter contained herein.  Nonetheless, this Agreement does not replace or supersede all prior written agreements between the parties except to the extent of a conflict between this Agreement and any other written agreement between the parties. In such case the terms and conditions of this Agreement shall govern and supersede any inconsistent or conflicting terms contained in any other agreement between the parties.

 10. SEVERABILITY.  If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and any other provisions of this Agreement will remain in full force and effect.

 11. JURISDICTION.  This Agreement and all matters or disputes arising therefrom shall be governed and construed in accordance with the laws of the State of North Carolina and venue shall be in the County of Wake or in the Federal Courts applicable to the County of Wake, North Carolina.

 12. SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon, and shall inure to the benefit of the parties signing this Agreement, as well as their heirs, successors and assigns.

 13. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

 14. TIME IS OF THE ESSENCE.  Time is of the essence for this Agreement and all provisions thereof.

     This Agreement has been executed by the parties either individually or by and through their duly-authorized officers, owners or agents.

MOVING BOX ENTERTAINMENT,LLC
By: ______________________________
Title: ______________________________

INVESTORS:

GARRETT, LLC
By: ______________________________
Title: ______________________________

____________________________________
IAN MCKINNON

____________________________________